Exhibit 99.1

Paragraph 8 of the

SNAP-ON INCORPORATED

CORPORATE GOVERNANCE GUIDELINES

(as Amended and Restated on
February 19, 2008)

8.             Advance Resignation of Incumbent Directors.

In order for any incumbent Director to become a nominee of the Board for further service on the Board, such person must submit an irrevocable resignation, contingent upon (i) that person not receiving the required vote for re-election as a Director, and (ii) acceptance of that resignation by the Board.  A resignation that becomes effective if and when a Director fails to receive a specified vote for re-election as a Director shall provide that it is irrevocable.

If, after receipt of the certified results of the applicable stockholder vote, any Director is not elected, the Board, acting on the recommendation of the Corporate Governance and Nominating Committee, shall within 90 days of receiving the certified vote pertaining to such election, determine whether to accept the resignation of the unsuccessful incumbent.  The Corporate Governance and Nominating Committee, in making this recommendation and the Board, in acting on such recommendation, may consider any factors or other information that they determine appropriate and relevant.  Within four business days following acceptance or rejection of the resignation, the Company will file a report with the U.S. Securities and Exchange Commission on Form 8-K in which it will publicly disclose its decision, together with an explanation of the process by which the decision was made and, if applicable, the Board of Directors’ reason or reasons for rejecting the resignation.

The Board and the Corporate Governance and Nominating Committee expect to take the actions required under these guidelines with any unsuccessful incumbent Director exercising voluntary recusal with respect to consideration of that Director’s resignation, except that if every member of the Board and the Corporate Governance and Nominating Committee is an unsuccessful incumbent, then the entire Board (other than the director whose resignation is being considered) will make the determination whether to accept or reject each tendered resignation.

Amended and restated by the Board of Directors on January 23, 2004 and further amended and restated on April 27, 2006 and February 19, 2008.